EXHIBIT 10.1



                                              February 13, 1998



Mr. Norman H. Raiden
Coast Federal Contingent Payment Rights Trust
136 S. Oak Knoll Avenue
Pasadena, CA

Re:     Coast Federal Bank v. United States
        Dear Norm:

In light of considerations arising out of the pending acquisition of Coast Federal Bank ("Coast") by H.F. Ahmanson & Co. ("Ahmanson"), we have agreed to Coast's proposal to amend our fee agreement for representing Coast in the above-referenced case. In compliance with the District of Columbia Bar Rules of Professional Conduct, the purpose of this letter is to confirm the terms and conditions of our amended agreement.

Cooper, Carvin & Rosenthal, PLLC, (the "Firm") is undertaking to represent Coast in asserting its claims in the U.S. Court of Federal Claims and through an appeal of any final decision issued by the Court of Federal Claims to the U.S. Court of Appeals for the Federal Circuit and/or the U.S. Supreme Court.

We are familiar with the terms of the Coast Federal Litigation Contingent Payment Rights Trust (the ~CPR Trust") that is being formed to enter into a Commitment Agreement (the "Commitment") with Ahmanson under which Ahmanson will be obligated to pay to the CPR Trust proceeds from the litigation minus certain reimbursements to Ahmanson, plus certain tax benefits received by Ahmanson (such payment amount is defined in the Commitment as the "Commitment Amount"). We understand that the trustees under the CPR Trust will be authorized to direct prosecution of the litigation and to pay expenses, including attorneys Fees and expenses, From an expense fund provided by Ahmanson.

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1.  Fee Calculation. Subject to the limitations described below, our fees will
    ---------------
be based on the time spent and the usual and customary billing rates charged by each attorney or legal assistant who works on this matter. These billing rates vary with levels of experience and expertise, and are subject to adjustment from time to time by the Firm. A 1998 schedule of the hourly rates charged by lawyers and legal assistants of the Firm is attached hereto. We will provide you with a monthly statement reflecting the fees and expenses charged in connection with the matter and providing a brief daily account of the work performed.

2.  Reimbursement for Expenses. In performing this engagement, the Firm will
    --------------------------
inevitably make disbursements and incur other internal charges on behalf of Coast. These expenses are likely to include such items as travel and transportation expenses (including subsistence expenses while on travel); charges For long distance telephone calls; express delivery and postage charges; duplicating charges; expenses associated with overtime work; electronic legal research; and any special computer, data processing, transcription, imaging, or similar expenses that are beyond the capacity of the Firm's existing system. We will bill Coast at cost for charges paid to third parties. Charges for internal services will be billed at the Firm's usual and customary rates for such services.

3.  Cost of Outside Experts and Consultants. IF, in the course of the
    ---------------------------------------
engagement, it is necessary for the Firm to arrange for the services of other outside counsel, experts, or consultants, or to incur other major expenses on behalf of Coast, we will, with Coast's prior consent, arrange to have the charges for such services or items billed directly to Coast unless other arrangements are agreed to between Coast and the Firm.

Coast has engaged Smith Banking Consultants, Inc. to provide expert consulting services on the issue of the damages sustained by Coast as the result of the Government's violation of Coast's rights, and we have discussed with you the need to retain additional experts. Coast shall hear responsibility for the cost of any such expert or experts, which shall be billed directly to Coast.

4.  Limitation on Time Charges and Expenses. To take into account the special
    ---------------------------------------
circumstances of Coast's claims and in consideration of the additional incentive fee described in Paragraph 5, the Firm has agreed to limit its otherwise standard time charges for attorney and paraprofessional services and its expenses in this matter to $7,650,00() for services rendered and expenses incurred after September 1, 1997. We have further agreed that up to $2 million of the Firm's fees and expenses will be payable to the Firm only out of the Commitment Amount, such amount to be paid to counsel prior to any distribution to the CPR Trust certificate holders. In other words, the Firm will stop billing Coast for its fees and expenses in this case if and when the Firm's collected billings reach $5,650,000, and any additional fees and expenses incurred by the Firm, up to $2 million, will be due and owing by the CPR Trust only if and when the CPR Trust receives a payment or payments of the Commitment Amount.

5.  Incentive Fee Arrangement In consideration of the limitations on the Firm's
    -------------------------
customary charges for professional services and expenses discussed above, and in order to compensate the Firm for its efforts in pursuing vigorously Coast's claims, Coast has agreed to pay the Firm an additional contingent incentive fee in the amount of one percent (1%) of the Commitment Amount, provided that no incentive fee shall be payable in the events (1) that both Charles J. Cooper and Steven S. Rosenthal shall cease to be a partner of the Firm prior to a final decision, including any appeals, or other final resolution of the litigation, or
(2) that either Charles J. Cooper or Steven S. Rosenthal shall cease to be a partner of the Firm prior to a final decision, including any appeals, or other final resolution of the litigation, other than by death, disability, or appointment to federal office.

6.  Replacement of Counsel. In the event that Coast replaces the Firm as its
    ----------------------
counsel at any stage in the proceedings, Coast shall compensate the Firm either in the amount of the Firm's usual and customary hourly charges for all work performed and expenses incurred by the Firm through the date of replacement without the limitations set forth in Paragraph 4, or, at the Finn's election, on the basis of any eventual recovery by Coast, by court award or settlement. In the event the Finn makes such election, compensation to the Firm shall be the standard charges to date subject to the limitation in Paragraph 4 plus the incentive fee in Paragraph 5.

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

If the foregoing correctly reflects Coast's understanding of the terms and conditions of our amended fee agreement, please indicate your acceptance by executing the enclosed copy of this letter and returning it to our office.

Sincerely,

COOPER, CARVIN & ROSENTHAL



By:
Charles J. Cooper


ACCEPTED:

COAST FEDERAL CONTINGENT
PAYMENT RIGHTS TRUST



By: _________________________



Dated:  February 13, 1998

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

BILLING RATES AND EXPENSES
Billing Rates 1998
--------------------------
Charles J. Cooper (Partner)                      $ 395.00
Steven S. Rosenthal (Partner)                    $ 375.00
Michael A. Carvin (Partner)                      $ 335.00
Alan K. Palmer (Partner)                         $ 315.00
Robert J. Cynkar (Partner)                       $ 295.00
Michael W. Kirk (Partner)                        $ 250.00
Vincent J. Colatriano (Partner)                  $ 235.00
Jeffery A. Tomasevich (Counsel)                  $ 250.00
Kenneth L. Marcus (Associate)                    $ 225.00
David H. Thompson (Associate)                    $ 190.00
R. Ted Cruz (Associate)                          $ 175.00
Douglas A. Tucker (Associate)                    $ 160.00
Guy S. Mahaffey, III (Contracting Assoc.)        $ 95.00
John C. Brown (Legal Assistant)                  $ 95.00
Christopher M. McKiernan (Legal Assistant)       $ 85.00
Melanie Travers (Project Assistant)              $ 50.00

Expenses
--------
Photocopying                                     $ .l5 per page
Facsimile                                        $ 1.00 per page
Electronic Research                              $ 2.00 per minute

Reimbursement for long distance telephone calls, courier service, overnight delivery, messengers, and on-line computerized research will be assessed as incurred.

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